Exhibit 10.11

FORM OF OPTION AGREEMENT

OF

SAVERS VALUE VILLAGE, INC.

THIS AGREEMENT (the “Agreement”) is entered into as of [GRANT DATE] (the “GRANT DATE”) by and between Savers Value Village, Inc., a Delaware corporation (previously S-Evergreen Holding, LLC) (the “Company”), and [FIRST NAME LAST NAME], an employee or manager of the Company or one of its Subsidiaries (hereinafter referred to as the “Optionee”).

WHEREAS, the Board of Directors of the Company has approved the amended and restated 2019 Management Incentive Plan of Savers Value Village, Inc. (formerly known as S-Evergreen Holding LLC) (as it may be amended from time to time, the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee appointed to administer the Plan pursuant to Section 6.1 of the Plan (the “Committee”) has determined that it would be to the advantage and best interest of the Company and its equity holders to grant the Option provided for herein to the Optionee as an inducement to enter into or remain in the service of the Company or one of its Subsidiaries and as an incentive for increased efforts during such service, and has advised the Company thereof and instructed the undersigned officers to issue said Option.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I.

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary. Capitalized terms used in this Agreement and not defined below shall have the meaning given such terms in the Plan. The singular pronoun shall include the plural, where the context so indicates.

Section 1.1 “Ares Members” shall mean the Ares Corporate Opportunities Fund V, L.P., ASSF IV AIV B, L.P., ASOF Holdings I, L.P., ASSF IV AIV B Holdings III, L.P., and Amari Investment PTE. LTD.

Section 1.2 “Ares Sale” shall mean, prior to (and not in connection with) an Initial Public Offering, a sale by the Ares Members (other than to themselves or to affiliated funds) of their Shares in exchange for cash or Cash Equivalents.

Section 1.3 “Ares Average Sale Price” shall mean, in the event of an Ares Sale, the weighted average price per Share calculated based on (i) the number of Shares sold by the Ares Members at the applicable sale price (together with all remaining Shares held by the Ares Members as if they were sold at such price) and (ii) the number of Shares previously sold in any Ares Sales at the actual sale price in such prior Ares Sale.

Section 1.4 “Cash Equivalents” shall mean (a) securities issued or directly and fully guaranteed or insured by the full faith and credit of the United States government; (b) certificates of deposit or bankers acceptances with maturities of one year or less from institutions with at least $1 billion in capital and surplus and whose long-term debt is rated at least “A-1” by Moody’s or the equivalent by Standard & Poor’s; (c) commercial paper issued by a corporation rated at least “A-1” by Moody’s or the equivalent by Standard & Poor’s and in each case maturing within one year; and (d) investment funds investing at least 95% of their assets in cash or assets of the types described in clauses (a) through (c) above.

Section 1.5 “Cash Proceeds” shall mean actual cash proceeds received by the Ares Members in respect of their equity securities in the Company and its Subsidiaries on or after the Closing Date, including (a) any cash dividends, cash distributions or cash interest made or paid by the Company or any of its Subsidiaries in respect of such equity securities on or after the Closing Date and (b) any cash or Cash Equivalents received for the disposal of any portion of such equity securities on or after the Closing Date (including, without limitation, any cash or Cash Equivalents received by the Ares Members upon the conversion of non-Cash Proceeds realized by the Ares Members in respect of their equity securities in the Company and its Subsidiaries on or after the Closing Date).

Section 1.6 “Cause” shall have the meaning set forth in the Optionee’s employment agreement with the Company, or, if the Optionee does not have an employment agreement, shall mean (a) Optionee’s repeated failures to attempt in good faith to perform his or her duties in a manner reasonably consistent with the criteria established by the Company and communicated to Optionee; (b) intentional conduct on the part of Optionee that constitutes a material breach of any statutory, contractual, or common law duty of loyalty or care owed to the Company, or other conduct on the part of Optionee that demonstrates dishonesty or deceit in his or her dealings with the Company; (c) material misconduct by Optionee which is material to the performance of his or her duties to the Company, including, without limitation, the disclosure of Confidential Information of the Company in material violation of any written agreement; or (d) Optionee’s commission of, conviction by a court of competent jurisdiction of, or Optionee’s plea of guilty or nolo contendere to, any felony or crime involving moral turpitude while employed by the Company; provided, however, that termination for Cause shall be preceded by a written notice providing a reasonable opportunity (which shall not exceed 30 days) for Optionee to correct his or her conduct described in clause (a) above, if applicable, if the conduct in question can be corrected.

Section 1.7 “Closing Date” shall mean March 28, 2019.

Section 1.8 “Committee” shall have the meaning set forth in the Recitals hereto.

Section 1.9 “Company” shall have the meaning set forth in the preamble hereto.

Section 1.10 “Disability” shall mean when, and only when, Optionee suffers a physical or mental disability or infirmity that renders him or her unable to perform the essential functions of his or her job duties with or without reasonable accommodation for a continuous period of six (6) months or more.

Section 1.11 “Grant Date” shall have the meaning set forth in the preamble hereto.

Section 1.12 “Investment” shall mean the aggregate investment of funds by the Ares Members in equity securities of the Company and its Subsidiaries on and after the Closing Date.

Section 1.13 “MOIC” shall mean, as of a MOIC Measurement Date, the “multiple of invested capital” received by the Ares Members on the Investment from and after the Closing Date and on or prior to such MOIC Measurement Date, which shall be equal to the ratio of (a) the amount of all actual Cash Proceeds received by the Ares Members with respect to the equity securities of the Company (determined, for the avoidance of doubt, net of dilution from the exercise or settlement of outstanding Options) and its Subsidiaries from and after the Closing Date and on or prior to such MOIC Measurement Date, to (b) the amount of the Investment as of such MOIC Measurement Date. Notwithstanding the foregoing, in the event of an Initial Public Offering, at such time as the Ares Members sell 80% or more of their aggregate Shares in the Company, the remaining 20% (or less, as applicable) of the Ares Members’ Shares shall be included in the calculation of Cash Proceeds and valued based on the price of the Initial Public Offering shares, as determined based on the volume-weighted average price for the 90 day period following the completion of such sale by the Ares Members.

Section 1.14 “MOIC Measurement Date” shall mean (i) each date on which the Ares Members receive Cash Proceeds in connection with their equity securities of the Company and its Subsidiaries or (ii) the 90th day following an Initial Public Offering and the sale by the Ares Members of 80% or more of their aggregate Shares; provided, that no MOIC Measurement Date shall be deemed to occur if following such event, the Ares Members hold interests entitling such person to 20% or more of all votes to which such member held on April 26, 2021.

Section 1.15 “Option” shall mean the Option to purchase Shares granted under this Agreement.

Section 1.16 “Optionee” shall have the meaning set forth in the preamble hereto.

Section 1.17 “Performance-Vesting Option” shall have the meaning set forth in Section 3.1(b).

Section 1.18 “Plan” shall have the meaning set forth in the Recitals hereto.

Section 1.19 “Price Target” shall have the meaning set forth in Section 3.1(b)(iv).

Section 1.20 “Qualifying Dividend” shall have the meaning set forth in Section 2.4.

Section 1.21 “Time-Vesting Date” shall have the meaning set forth in Section 3.1(a).

Section 1.22 “Time-Vesting Option” shall have the meaning set forth in Section 3.1(a).

Section 1.23 “VWAP” shall mean, as of a VWAP Measurement Date, the volume-weighted average closing price of a Share over the 90-calendar-day period ending as of the applicable VWAP Measurement Date.

Section 1.24 “VWAP Measurement Date” shall mean [______].

ARTICLE II.

GRANT OF OPTION

Section 2.1 Grant of Option. In consideration of the Optionee’s agreement to enter into or remain in the employ of or other service relationship with the Company or one of its Subsidiaries, and for other good and valuable consideration, as of the Grant Date, the Company irrevocably grants to the Optionee the Option to purchase any part or all of an aggregate of [# OPTIONS] Shares (the “Total Options”) upon the terms and conditions set forth in the Plan and this Agreement. As required by the Plan, the Option shall be a nonqualified stock option.

Section 2.2 Option Subject to Plan. The Option granted hereunder is subject to the terms and provisions of the Plan, including without limitation, Article V and Sections 7.1, 7.2 and 7.3 thereof.

Section 2.3 Option Price. The purchase price of the Shares covered by the Option shall be $[STRIKE PRICE] per Share (without commission or other charge), which is not less than 100% of the Fair Market Value of a Share as of the Grant Date.

Section 2.4 Adjustment in the Event of Dividend. In the event a dividend is paid by the Company that is either (i) an Equity Restructuring for purposes of the Plan or (ii) a corporate transaction within the meaning of Treasury Regulation 1.409A-1(b)(5)(v)(D) and Treasury Regulation Section 1.424-1(a)(3) (a “Qualifying Dividend”), the number and type of securities subject to the Option and the purchase price thereof shall be equitably adjusted in accordance with Section 7.1(c) of the Plan. In the event of any dividend that is not a Qualifying Dividend, the Price Targets (as defined below) shall be reduced in each case by the per Share dividend amount received by the Ares Members with respect to Shares held by the Ares Members. The adjustments provided under this Section 2.4 shall be nondiscretionary and shall be final and binding on the Optionee and the Company.

ARTICLE III.

EXERCISABILITY

Section 3.1 Commencement of Exercisability.

(a) Time-Vesting Option. Subject to Sections 3.1(e) and (f) and 3.3, [__]% of the Option (the “Time-Vesting Option”) shall become exercisable in [___] equal and cumulative installments on each of the first five anniversaries of the Grant Date provided that the Optionee remains continuously employed or engaged in active service by the Company or any of its Subsidiaries (and no Termination of Services occurs) from the Grant Date through such date (a “Time-Vesting Date”) as follows:

[_________]

(b) [Performance-Vesting Option. Subject to Sections 3.1(e) and (f) and 3.3, 60% of the Option (the “Performance-Vesting Option”) shall be eligible to become exercisable provided that the Optionee remains continuously employed or engaged in active service by the Company or any of its Subsidiaries (and no Termination of Services occurs) from the Grant Date through the applicable MOIC Measurement Date, Ares Sale, IPO Vesting Date or VWAP Measurement Date, as follows:]

(i) [MOIC Vesting]

(ii) [Ares Sale Vesting]

(iii) [IPO Vesting]

(iv) [VWAP Vesting]

(c) Solely in the event of a Termination of Services by the Company other than for Cause or a termination due to the Optionee’s death or Disability (and not, for the avoidance of doubt, a Termination of Services due to the Optionee’s voluntary resignation), an additional portion of the Time-Vesting Option shall become vested and exercisable equal to the number of Shares covered by the Option that would become vested and exercisable on the next following Time-Vesting Date had the Optionee remained employed, multiplied by a fraction, the numerator of which is equal to the number of days elapsed since the previous Time-Vesting Date and the denominator of which is equal to 365.

(d) The Committee may determine, in its sole discretion, in the event of a MOIC Measurement Date that occurs within six (6) months following the Optionee’s Termination of Services by the Company other than for Cause, to provide that the Optionee’s Performance-Vesting Option may vest in connection with such MOIC Measurement Date as if the Optionee had remained continuously employed or engaged in active service by the Company or any of its Subsidiaries (and no Termination of Services had occurred) from the Grant Date through such MOIC Measurement Date. In the event the Committee determines to provide for such vesting upon a MOIC Measurement Date occurring following the Optionee’s Termination of Services, the Performance-Vesting Option may be exercised, to the extent it is vested after giving effect to any vesting in connection with such MOIC Measurement Date, until the 90th day following the date of such MOIC Measurement Date.

(e) No portion of the Option which is unexercisable at Termination of Services for any reason and does not become vested in connection with such Termination ofServices or as set forth in Section 3.1(c) or Section 3.1(d) above shall thereafter become exercisable (and such unexercisable portion shall be forfeited as of the date of such Termination of Services or, if applicable, upon the MOIC Measurement Date described in Section 3.1(d) to the extent the portion of the Option did not vest in accordance with Section 3.1(d)).

(f) In the event of a Change in Control, provided that no Termination of Services has occurred with respect to the Optionee prior to such Change in Control, 100% of the Time-Vesting Option shall become vested and exercisable and the Performance-Vesting Option shall become vested and exercisable to the extent provided in Section 3.1(b) in connection with such Change in Control.

(g) No portion of the Performance-Vesting Option which is unexercisable immediately following the receipt of all consideration by the Ares Members in connection with the disposal by the Ares Members of all their remaining equity securities in the Company and its Subsidiaries (taking into account any vesting that occurs pursuant to Section 3.1(b) occurring in connection with such disposal) shall thereafter become exercisable (and such unexercisable portion shall be forfeited as of such receipt); provided that to the extent the foregoing disposal occurs following the Initial Public Offering but prior to the final VWAP Measurement Date, any unvested Performance-Vesting Option shall not automatically be forfeited but shall remain eligible to become vested as provided in Section 3(b)(iv) until 90 days following the final VWAP Measurement Date, except as a result of forfeiture due to Termination of Services or otherwise under this Agreement or the Plan.

Section 3.2 Duration of Exercisability. The installments provided for in Section 3.1 are cumulative. Each such installment which becomes exercisable pursuant to Section 3.1 shall remain exercisable until it becomes unexercisable.

Section 3.3 Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a) The tenth anniversary of the Grant Date; or

(b) Except as the Committee may otherwise approve, the 90th day following the date of the Optionee’s Termination of Services for any reason other than (i) termination by the Company for Cause or (ii) due to the Optionee’s death or Disability; provided, that, solely with respect to any determination by the Committee to provide for the vesting of Optionee’s Performance-Vesting Option pursuant to Section 3.1(d) above, the Optionee’s Performance- Vesting Option, to the extent unvested as of the Optionee’s Termination of Services, shall not expire until the six (6) month anniversary of the Optionee’s Termination of Services or, to the extent the Performance- Vesting Options is vested after giving effect to any vesting in connection with a MOIC Measurement Date pursuant to Section 3.1(d), until the 90th day following the date of such MOIC Measurement Date; or

(c) In the case of a Termination of Services due to the Optionee’s death or Disability, the expiration of one year from the date of the Optionee’s Termination of Services; or

(d) Notwithstanding the provisions of Section 3.1, in the event of the Optionee’s Termination of Services by the Company for Cause, the Optionee shall, immediately prior to such Termination of Services (and subject to such Termination of Services), forfeit the Option, whether vested or unvested; or

(e) The date the Optionee first violates, in any material respect, any restrictive covenants set forth in any written agreement between Optionee and the Company or any of its Affiliates.

Section 3.4 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable; provided, however, that each partial exercise shall be for not less than 10 Shares and shall be for whole Shares only.

Section 3.5 Exercise of Option. The exercise of the Option shall be governed by the terms of this Agreement and the terms of the Plan, including, without limitation, the provisions of Article V of the Plan.

Section 3.6 Transfer Restriction. Notwithstanding any other provision of this Agreement, except in connection with the exercise of a Tag-Along Right as set forth in Section 3.8, (A) with respect to Performance-Vesting Options, at all times prior to the later of (a) January 1, 2024 or (b) the one (1) year anniversary of the closing of the Initial Public Offering and (B) with respect to Time-Vesting Options, at all times prior to the later of (i) the six-month anniversary of the closing of the Initial Public Offering or (ii) such later lockup date requested by the underwriters and reasonably determined necessary by the Board, an Optionee may not sell, assign, transfer, pledge or otherwise dispose of Shares acquired by exercise of a portion of the Option (including any sale to cover tax withholding obligations or the exercise price of the Option) other than (x) by will or by the laws of descent and distribution or (y) if permitted in any specific case by the Committee, pursuant to a domestic relations order or otherwise as permitted by the Committee consistent with the applicable securities laws and other applicable law.

Section 3.7 Company Call Right. Prior to the Initial Public Offering, if the Optionee experiences a Termination of Services for any reason, then for a period of one (1) year following such termination (the “Company Call Period”), the Company shall have the right (the “Company Call Right”) to purchase the Shares that Optionee acquired by exercising its vested Options on or prior to the expiration of the Option in accordance with Section 3.3 above (and after giving effect to the forfeiture provisions contemplated by Sections 3.1 above) (such Shares, the “Called Shares”) by delivery of a written notice of exercise of such rights to the Optionee, at a price equal to the Fair Market Value of such Shares as of the date of the exercise of the Call Right (the “Call Price”), in cash payable within thirty (30) days of the written notice of exercise of such rights or, at the Company’s sole discretion and solely with respect to no more than the excess of the aggregate Call Price with respect to the Optionee over $500,000, for a subordinated note in a principal amount equal to the amount necessary to satisfy such repurchase right (less the initial cash payment), which principal amount shall accrue interest at the applicable federal rate and shall be paid (together with any accrued and unpaid interest on such subordinated note) by the Company no later than five (5) years from the repurchase date. Notwithstanding the foregoing, the Company may not exercise the Company Call Right with respect to any Shares that Optionee acquired by exercising its vested Options prior to the date that is six (6) months and one (1) day following the Optionee’s acquisition of such shares. Notwithstanding the foregoing, if, following any termination from employment of an Optionee, the Optionee breaches any of the restrictive covenants set forth in Article IV of this Agreement or restrictive covenants set forth in any written agreement between the Optionee and the Company or a Subsidiary, then any Shares that Optionee acquired by exercising its vested Options may be repurchased by the Company during the Company Call Period for $0 pursuant to the foregoing procedure, and in the event that Shares that Optionee acquired by exercising its vested Options were repurchased prior to such breach pursuant to the Company Call Right, the Optionee shall be required to promptly repay to the Company, upon 30 days prior written demand by the Board or the Committee, any cash payment received by the Optionee upon such repurchase and the Company may cancel without consideration any outstanding subordinated notes relating to the repurchase of such Shares upon notice to the Optionee. Following the expiration of the Company Call Period, if the Company has not exercised the Company Call Right, then, during the thirty (30) day period following such expiration, the Ares Members (or their respective designee(s)) shall have the right to purchase such Shares, on the same terms and conditions that applied to the Company. If more than one of the Ares Members elects to exercise such repurchase right, the right shall be allocated among such Ares Members on a pro-rata basis according to such Ares Members’ relative percentage interests or in such other proportions as the participating Ares Members may agree.

Section 3.8 Tag-Along Rights on Ares Sales. Prior to an Initial Public Offering, in the event of an Ares Sale resulting in the Ares Members having sold (when added with any prior Ares Sales) at least 20% of the Ares Members’ collective holdings as of the Effective Date (a “Tag-Along Sale”), Optionee shall be permitted to require the proposed transferee in such Ares Sales (the “Acquiror”) to purchase from such Optionee a number of Shares owned by Optionee (subject to payment by Optionee of any exercise price and tax withholding amounts due as a result of the exercise of the applicable Options) equal to such Optionee’s Eligible Sale Amount as defined below, on the following terms and conditions (the “Tag-Along Right”):

(a) Prior to completing a Tag-Along Sale, an Ares Member or the Company shall give notice in writing to Optionee (the “Tag-Along Notice”) setting forth (i) the Shares of the Company proposed to be sold, (ii) the proposed purchase price for the Shares of the Company to be sold and (iii) the name of the Acquiror. Within twenty (20) Business Days after delivery of the Tag-Along Notice (or such shorter period of not less than ten (10) Business Days as may be specified in the Tag-Along Notice), Optionee may exercise the Tag-Along Right by delivering written notice (the “Tag-Along Exercise Notice”) in the manner specified in the Tag-Along Notice of its election to participate in the proposed transfer. Such Tag-Along Exercise Notice shall specify the number of Shares (up to Optionee’s Eligible Sale Amount) that Optionee proposes to include in such transfer to the proposed Acquiror, pursuant to this Section, and the Shares to be transferred to the Acquiror by the Ares Members shall be reduced accordingly; provided, that the failure of Optionee to deliver the Tag-Along Exercise Notice within the period described above shall be deemed to be a waiver of Optionee’s Tag-Along Right under this Section. Delivery of such Tag-Along Exercise Notice shall constitute an irrevocable agreement by Optionee delivering the same to sell such Shares on the terms and conditions provided for in this Section. If Optionee delivers a Tag-Along Notice, it shall take all reasonably necessary action to cause the consummation of the proposed transaction as contemplated in the Tag-Along Notice on the terms and conditions set forth in this Section.

(b) In the event that Optionee shall elect to exercise Tag-Along Right in connection with a proposed Tag-Along Sale, Optionee shall (i) prior to the closing of any such proposed Tag-Along Sale, execute any purchase or other similar agreement or other certificate, instrument or other agreement required by the Acquiror to consummate the proposed Tag-Along Sale; provided, however, that any such purchase or other similar agreement or other certificates, instruments and other agreements shall be on terms no less favorable to such Optionee than those executed by the applicable Ares Member(s) with respect to the Shares proposed to be transferred in connection with such Tag-Along Sale, including the form and amount per Share of the purchase price therefor, the provision of, and representation and warranty as to, information requested by the Acquiror, and the provision of requisite indemnifications to the Acquiror; provided, that the Optionee shall not be required to make any covenants in connection with such Tag-Along Sale other than with respect to the delivery of the applicable shares and that any indemnification provided to the Acquiror (including with respect to any escrow or holdback arrangement) and any costs and expenses of the Company and the Ares Members in connection with the proposed transaction shall not be on a joint and several basis and shall be borne by Ares Members and the Optionee (and any other seller) pro rata in proportion to the aggregate purchase price received by each of them in connection with such Tag-Along Sale (except in the case of indemnifications arising as a result of a breach of a representation or warranty relating specifically to a particular seller, which shall be borne solely by such seller), subject in all cases to a maximum potential liability for such indemnification equal to the amount of the aggregate proceeds received or receivable by such holder of Shares in the Tag-Along Sale and (ii) at the closing of any such proposed Tag-Along Sale, deliver such instruments of transfer as shall be requested by the Acquiror with respect to the Shares to be transferred, against receipt of the purchase price therefor. In the event that the closing on any Tag-Along Sale shall not occur within one hundred eighty (180) days after the date of the Tag-Along Notice with respect thereto, Optionee shall be entitled to revoke the Tag-Along Exercise Notice.

(c) The “Eligible Sale Amount” with respect to an Ares Sale shall be the lower of (i) the number of Total Options (regardless of whether previously exercised) multiplied by the Optionee Sale Percentage, rounded to the nearest whole Share, or (ii) the number of Options that are vested and exercisable prior to such Ares Sale (together with the number of Shares acquired by the exercise of any Options prior to such Ares Sale), and, including, for the avoidance of doubt, any Performance-Vesting Options that become vested and exercisable pursuant to Section 3.1(b)(ii) as the result of an Ares Sale prior to the Ares Sale giving rise to the Tag-Along Right for which the Eligible Sale Amount is calculated, but not any Performance-Vesting Options that become vested and exercisable pursuant to Section 3.1(b)(ii) because of the Ares Sale giving rise to the Tag-Along Right for which the Eligible Sale Amount is calculated).

(d) The “Optionee Sale Percentage” with respect to an Ares Sale shall mean a percentage calculated as (x) the number of Shares proposed to be sold by Ares Members in such Ares Sale (but not any prior Ares Sale) divided by the number of Shares held by Ares Members as of the Effective Date, and (y) with the resulting percentage divided by two.

ARTICLE IV.

RESTRICTIVE COVENANTS

Section 4.1 Acknowledgment by the Optionee. The Optionee acknowledges that the Option serves as consideration for the covenants in this Article IV. For purposes of this Section 4, “Company” shall mean Savers Value Village, Inc. and its Affiliates and direct and indirect Subsidiaries.

Section 4.2 Confidentiality. Optionee recognizes that the services to be performed by him or her are special, unique and extraordinary in that, by reason of his or her past, present and future employment with the Company, he or she may acquire or has acquired Confidential Information and trade secrets concerning the operations of the Company, the use or disclosure of which could cause the Company substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Optionee covenants and agrees with the Company that he or she will not at any time, except in performance of Optionee’s obligations to the Company or with the prior written consent of the Board, directly or indirectly, disclose any secret or Confidential Information that he or she may learn or has learned by reason of his or her association with the Company, or any predecessors to its business, or use any such information to the detriment of the Company. The term “Confidential Information” includes, without limitation, information not previously disclosed to the public or to the trade by the Company’s management with respect to the Company’s business plans, prospects and opportunities, the identity of and information concerning clients, non-profit partners, suppliers or customers, information regarding operational strengths and weaknesses, trade secrets, know-how and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, marketing plans or strategies, and financial information. “Confidential Information” does not include information in the public domain, so long as such information did not become part of the public domain through the actions of Optionee. Optionee understands and agrees that the rights and obligations set forth in this Section 4.2 are perpetual and, in any case, shall extend beyond Optionee’s employment.

Section 4.3 Non-competition. The Optionee hereby covenants and agrees, for the benefit of Company that, for the Restricted Period (as defined below), the Optionee will not, directly or indirectly, engage in, whether as principal, agent, officer, director, investor, consultant, stockholder, lender, partner, member, owner, sponsor, or otherwise, alone or in association with any other Person (except for ownership of no more than three percent (3%) of any class of publicly traded securities), carry on, manage, operate, finance, sponsor, or become engaged or concerned in, or otherwise take part in, a business, anywhere in the United States, or any U.S. state, Canada, or any Canadian province, or Australia, or any Australian state, (the “Territory”) consisting of operating thrift retail stores and selling in such format used apparel and hard goods sourced through the purchase of donations to charitable organizations (collectively, referred to as the “Business”). The “Restricted Period” is the period of time in which the Optionee is an employee of the Company and a period of two (2) years after such termination. If any portion of the restricted geographic area in any state or province shall be adjudicated in such state or province to be invalid or unenforceable as so identified, such identification shall be deemed amended to properly reflect the largest aggregate geographic area in such state or province which would be valid and enforceable under the laws of such state or province; provided, however, that such invalidity or unenforceability shall apply only with respect to part or all of the restricted geographic area in the particular state or province in which such adjudication is made. The Optionee recognizes that the territorial and time limitations set forth in this Section 4.3 are reasonable, not burdensome and are properly required by law for the adequate protection of Company.

Section 4.4 Non-solicitation.

(a) The Optionee agrees that during the Restricted Period, the Optionee shall not, either directly or indirectly, solicit or recruit any of Company’s employees, consultants, contractors, agents or representatives to leave their employment or engagement with Company, or attempt to solicit or recruit employees, consultants, contractors, agents or representatives of Company, either on behalf of the Optionee or for any other Person, to leave their employment or engagement with Company.

(b) The Optionee agrees that during the Restricted Period, the Optionee shall not, either directly or indirectly, induce or solicit any non-profit organization that has supplied goods to the Company (or allowed the Company to accept goods on its behalf) in the previous three years to either (i) reduce or modify such organization’s relationship with the Company, or (ii) to enter into any relationship whereby such organization would supply goods, or allow acceptance of goods on its behalf, by any Person engaged in the Business.

Section 4.5 Protection of Trade Secrets. The Optionee hereby acknowledges that he or she has, by means of his or her ownership interest in the Company, or through employment with the Company or through any other similar means, access to the Company’s trade secret, confidential and proprietary information, including information relating to the operations of the Company and its customers (“Trade Secrets”) which information the Optionee understands the Company spends and has spent considerable time, expense and effort to develop and keep confidential. In order to protect such Trade Secrets and customer goodwill, the Optionee hereby agrees that during the Restricted Period, the Optionee will not, either on the Optionee’s behalf or on behalf of any other Person, (a) call on, solicit, induce or attempt to induce any recycler or other corporate customer, vendor, trade related business relation of or other persons under contract or otherwise doing business with the Company (whether past, present or prospective) to cease doing business, reduce or alter any business with the Company, or (b) in any way interfere with the relationship between any such corporate customer, vendor, trade related business relation or other Person under contract with or doing business with the Company and the Company.

Section 4.6 Nondisparagement. The Optionee shall not make or publish any untruthful statement (orally or in writing) that intentionally libels, slanders, disparages or otherwise defaces the goodwill or reputation (whether or not such disparagement legally constitutes libel or slander) of the Company. The foregoing provisions of this Section 4.6 shall not apply to truthful testimony in a judicial or administrative proceeding.

Section 4.7 Permitted Conduct. Nothing in this Agreement shall prohibit or restrict the Optionee from lawfully (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to the Optionee individually (and not directed to the Company) from any such Governmental Authorities; (c) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (d) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, the Optionee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made to the Optionee’s attorney in relation to a lawsuit for retaliation against the Optionee for reporting a suspected violation of law; or (iii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does this Agreement require the Optionee to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that the Optionee engaged in any such conduct.

Section 4.8 Injunctive Relief. The Optionee acknowledges that a breach by him or her of the provisions of this Agreement cannot be reasonably or adequately compensated in damages in an action at law and that such breach will cause the Company irreparable injury and damage. Consequently, the Optionee agrees that the Company shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to temporary, preliminary and/or permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement (without the requirement to post a bond); provided, however, that no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of a breach.

Section 4.9 Employment Agreement Restrictive Covenants. Notwithstanding the provisions of this Article IV, in the event that Optionee is subject to a written employment agreement with the Company or its subsidiaries that contains restrictive covenants, the Optionee shall not be subject to the restrictions set forth in this Article IV, and shall be subject to such restrictive covenants as are set forth in the Optionee’s employment agreement.

Section 4.10 Construction/Blue Pencil. The parties agree that the provisions of this Section 4 shall be enforced to the fullest extent permissible under applicable laws and public policies. Accordingly, if any term or provision of this Agreement or any portion thereof is declared illegal or unenforceable by any arbitrator or court of competent jurisdiction, such provision or portion thereof shall be deemed modified so as to render it enforceable, and to the extent such provision or portion thereof cannot be rendered enforceable, this Agreement shall be considered divisible as to such provision, which shall become null and void, leaving the remainder of this Agreement in full force and effect.

ARTICLE V.

OTHER PROVISIONS

Section 5.1 Not a Contract of Employment or Services. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ or engagement of the Company or any of its Subsidiaries or shall interfere with or restrict in any way the rights of the Company or its Subsidiaries, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without Cause, except as may otherwise be provided by any written agreement entered into by and between the Company and the Optionee.

Section 5.2 Shares Subject to Plan; Entire Agreement. The Optionee acknowledges that any Shares acquired upon exercise of the Option are subject to the terms of the Plan. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement (together with the Plan) shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

Section 5.3 Construction. This Agreement shall be administered, interpreted and enforced under the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof, or principles of conflicts of law of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 5.4 Conformity to Securities Laws. The Optionee acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, including without limitation Rule 16b-3. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 5.5 Amendment, Suspension and Termination. The Option may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided that, except as provided by Section 7.1 of the Plan, none of the amendment, suspension or termination of this Agreement shall, without the consent of the Optionee, materially impair any rights of the Optionee or obligations of the Company under the Option.

Section 5.6 Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, in the event that the Committee determines that this Option may be subject to Section 409A of the Code, the Committee may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Committee determines are necessary or appropriate to (a) exempt the Option from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Option, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of penalty taxes under such Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Optionee and the Company of the applicable provision without violating the provisions of Section 409A of the Code. The Optionee acknowledges that Section 409A of the Code imposes liability for violations of Section 409A of the Code on the Optionee, and nothing in this Agreement changes this imposition.

Section 5.7 Additional Terms for Non-U.S. Optionees. Notwithstanding anything to the contrary herein, if the Optionee resides and/or works outside of the United States, the Optionee shall be subject to the Additional Terms and Conditions for Non-U.S. Optionees attached hereto as Addendum A and to any Country-Specific Terms and Conditions attached hereto as Addendum B. If the Optionee is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which the Optionee is currently residing or working or if the Optionee relocates to one of the countries included in the Country-Specific Terms and Conditions after the grant of the Option, the special terms and conditions for such country will apply to the Optionee to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Additional Terms and Conditions for Non-U.S. Optionees and the Country-Specific Terms and Conditions constitute part of this Agreement and are incorporated herein by reference.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

SAVERS VALUE VILLAGE, INC.

By:
Mark Walsh

Its:	Chief Executive Officer

[OPTIONEE NAME]	Date

Residence Address:

Optionee’s Social Security Number:

Signature Page to Option Agreement for [Optionee]

ADDENDUM A TO THE AGREEMENT

ADDITIONAL TERMS AND CONDITIONS FOR NON-U.S. OPTIONEES

This Addendum A includes additional terms and conditions that govern the Option granted to the Optionee if the Optionee works or resides outside of the United States.

Capitalized terms used but not defined herein are defined in the Plan or the Agreement and have the meanings set forth therein.

1. Termination of Employment. For purposes of the Agreement, including Article III of the Agreement, the date of the Optionee’s termination of employment shall be deemed to be the date on which the Optionee ceases to be actively employed by the Company, which shall not be extended by any notice period, whether mandated or implied under local law during which the Optionee is not actually employed (e.g., garden leave or similar leave) or during or for which the Optionee receives pay in lieu of notice or severance pay. The Company shall have the sole discretion to determine when the Optionee is no longer an employee of the Company for purposes of the Agreement without reference to any other agreement, written or oral, including the Optionee’s contract of employment, if applicable.

2. No Acquired Right. The Optionee acknowledges and agrees that:

(a) The Plan is established voluntarily by the Company, the grant of awards under the Plan is made at the discretion of the Committee and the Plan may be modified, amended, suspended or terminated by the Company at any time. All decisions with respect to future awards, if any, will be at the sole discretion of the Committee.

(b) The Option (and any similar awards the Company may in the future grant to the Optionee, even if such awards are made repeatedly or regularly, and regardless of their amount) and the Shares acquired under the Plan (i) are wholly discretionary and occasional, are not a term or condition of employment and do not form part of a contract of employment, or any other working arrangement, between the Optionee and the Company or any Subsidiary; (ii) do not create any contractual entitlement to receive future awards or benefits in lieu thereof and are not intended to replace any pension rights or compensation, as applicable; and (iii) do not form part of normal or expected salary or remuneration for purposes of determining pension payments or any other purposes, including without limitation termination indemnities, severance, resignation, payment in lieu of notice, redundancy, end of service payments, bonuses, long-term service awards, pension or retirement benefits, welfare benefits or similar payments, if applicable, except as otherwise required by the applicable law of any governmental entity to whose jurisdiction the award is subject.

(c) The Option and the Shares acquired under the Plan are not intended to replace any pension rights or compensation.

(d) The Optionee is voluntarily participating in the Plan.

(e) In the event that the Optionee is an employee and the Optionee’s employer is not the Company, the grant of the Option and any similar awards the Company may grant in the future to the Optionee will not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of the Option and any similar awards the Company may grant in the future to the Optionee will not be interpreted to form an employment contract with the employer.

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(f) The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the Shares do not increase in value, the Option will have no value. If the Optionee exercises the Option and acquires Shares, the value of the acquired Shares may increase or decrease, including below the purchase price of the Shares. The Company shall not be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the United States Dollar that may affect the value of the Option or the Shares.

(g) The Optionee shall have no rights, claim or entitlement to compensation or damages as a result of the Optionee’s cessation of employment or service for any reason whatsoever, whether or not later found to be invalid or in breach of contract or local labor law, insofar as these rights, claim or entitlement arise or may arise from the Optionee ceasing to have rights under the Option as a result of such cessation or loss or diminution in value of the Option or any of the Shares purchased through the exercise of the Option as a result of such cessation, and the Optionee irrevocably releases the Company from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then, by signing the Agreement, the Optionee shall be deemed to have irrevocably waived the Optionee’s entitlement to pursue such rights or claim.

3. Data Protection (Jurisdictions other than European Union/European Economic Area/United Kingdom).

(a) In order to facilitate the Optionee’s participation in the Plan and the administration of the Option, it will be necessary for contractual and legal purposes for the Company and its Subsidiaries (or its payroll administrators) to collect, hold and process certain personal information and sensitive personal information about the Optionee (including, without limitation, the Optionee’s name, home address, telephone number, date of birth, nationality, social insurance or other identification number and job title and details of the Option and other awards granted, cancelled, exercised, vested, unvested or outstanding and Shares held by the Optionee). The Optionee consents explicitly, willingly, and unambiguously to the Company and its Subsidiaries (or its payroll administrators) collecting, holding and processing the Optionee’s personal data and transferring this data (in electronic or other form) by and among, as applicable, the Company and its Subsidiaries and other third parties (collectively, the “Data Recipients”) insofar as is reasonably necessary to implement, administer and manage the Plan and the Option. The Optionee authorizes the Data Recipients to receive, possess, use, retain and transfer the data for the purposes of implementing, administering and managing the Plan and the Option. The Optionee understands that the data may be transferred to a broker or third party as may be selected by the Company in the future which is assisting the Company with the implementation, administration and management of the Plan. The Optionee understands that the Data Recipients may be located in the United States or elsewhere, and that the recipient’s country may have a lower standard of data privacy laws and protections than the Optionee’s country.

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(b) The Data Recipients will treat the Optionee’s personal data as private and confidential and will not disclose such data for purposes other than the management and administration of the Plan and the Option and will take reasonable measures to keep the Optionee’s personal data private, confidential, accurate and current. The Optionee understands that the data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan.

(c) The Optionee understands that the Optionee may, at any time, make a request to view the Optionee’s personal data, require any necessary corrections to it or withdraw the consents herein in writing by contacting the Company and that these rights are subject to legal restrictions but acknowledges that without the use of such data it may not be practicable for the Company to administer the Optionee’s involvement in the Plan in a timely fashion or at all and this may be detrimental to the Optionee and may result in the possible exclusion of the Optionee from continued participation with respect to the Option or any future awards under the Plan.

(d) Foreign Asset/Account and Tax Reporting Requirements; Exchange Controls. Depending on the country in which the Optionee resides and/or works, the Optionee may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the vesting or exercise of the Option, the acquisition, holding and/or transfer of Shares resulting from participation in the Plan and/or the opening and maintaining of a brokerage or bank account in connection with the Plan. The Optionee may be required to report such assets, accounts, account balances and values, any cross-border transactions, and/or related transactions to the applicable authorities in the Optionee’s country and the Optionee may be required to report any acquisition or sale of Shares and any taxable income attributable to the Option to the applicable tax authority or other authority in the Optionee’s country (including on Optionee’s annual tax return, if applicable). The Optionee may also be required to repatriate sales proceeds or other funds received as a result of the Optionee’s participation in the Plan to the Optionee’s country through a designated bank or broker and/or within a certain period of time after receipt. The Optionee acknowledges that the Optionee is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting and other requirements. The Optionee further understands that the Optionee should consult the Optionee’s personal tax and legal advisors, as applicable, on these matters.

4. Withholding; Responsibility for Taxes. All obligations of the Company under this Agreement shall be subject to the rights of the Company (or any Subsidiary) to collect all applicable income taxes, employment taxes, social insurance, social security, national insurance contribution, payroll taxes, contributions, levies, payment on account obligations or other amounts (the “Applicable Taxes”) required to be collected, withheld or accounted for with respect to the Option. The Optionee authorizes the Company (or any Subsidiary) and their respective agents, at their discretion, to satisfy the obligations with respect to all Applicable Taxes (if any) by withholding from any wages or other cash compensation paid to the Optionee by the Company (or any Subsidiary). The Optionee acknowledges that regardless of any action the Company (or any Subsidiary) takes with respect to any or all Applicable Taxes, the ultimate liability for all Applicable Taxes is and remains the Optionee’s responsibility and that the Company (and any Subsidiary) (i) make no representations or undertakings regarding the treatment of any Applicable Taxes in connection with any aspect of the Option, including the grant or vesting of the Option, the issuance of Shares upon exercise of the Option, and the subsequent sale of any such Shares; and (ii) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Applicable Taxes. Further, if the Optionee is subject to

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taxation in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Optionee acknowledges that the Company (and any Subsidiary) (or former employer, as applicable) may be required to withhold or account for Applicable Taxes in more than one jurisdiction. The Optionee should rely on the Optionee’s own tax advisors for such advice.

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ADDENDUM B TO THE AGREEMENT

COUNTRY-SPECIFIC TERMS AND CONDITIONS

These Country-Specific Terms and Conditions include additional terms and conditions that govern the Option granted to the Optionee under the Plan if the Optionee resides or works in one of the countries listed below. Capitalized terms used but not defined in these Country-Specific Terms and Conditions are defined in the Plan or the Agreement and have the meanings set forth therein.

Australia

Tax Deferred Scheme. Tax deferred treatment applies pursuant to Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (subject to the requirements of the Australian tax legislation).

Securities Law Information

(a) No disclosure to investors under the Corporations Act, 2001 (Cth) is being made to the Optionee in respect of the grant of the Option on the basis that such grant is exempt from such disclosure.

(b) An offer by the Optionee (which is received by a recipient in Australia) to sell any Shares acquired by exercise of a portion of the Option, where that offer is made within 12 months of the issue of those Shares, may require disclosure to investors under the Corporations Act, 2001 (Cth).

(c) The Optionee acknowledges that the Optionee has been advised that the Company is not licensed to give financial product advice in Australia.

(d) The Optionee acknowledges that the information provided to the Optionee in connection with the grant of the Option and this Agreement is not financial product advice and has not taken into account the objectives, financial situation and needs of the Optionee.

(e) Prior to acceptance of the grant of the Option, the Optionee should consider obtaining financial product advice regarding the grant of the Option which takes into account the objectives, financial situation and needs of the Optionee.

(f) The Optionee acknowledges that that there is no cooling-off regime that applies in respect of the grant of the Option.

Data Privacy. The following supplements Section 2 of Addendum A to the Agreement:

(a) The Optionee understands that recipients of the data described in Section 2 of Addendum A to the Agreement (the “Data”) may be located in the United States.

(b) The Optionee understands that, by consenting to the disclosure of the Data to recipients located overseas, Australian Privacy Principle (“APP”) 8.1 will not apply to the disclosure and as a result Optionee’s employer will not be accountable under the Privacy Act 1988 (Cth) and Optionee may not be able to seek redress under the Privacy Act 1988 (Cth) in respect of this Data.

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(c) The Optionee acknowledges that the privacy policy of the Optionee’s employer contains information about how the Optionee may access the Data about the Optionee that it holds and seek the correction of such Data. It also contains information about how the Optionee may complain about a breach of the APPs and how the Optionee’s employer will deal with such a complaint.

Canada

Exercise of Option. Notwithstanding anything to the contrary in the Agreement or the Plan, including Section 5.3(c)(ii) of the Plan, the Optionee may not pay the purchase price (or a portion of the purchase price) for the Shares covered by an Option by delivery of Shares subject to the Option, or any Option previously granted by the Company to the Optionee, or by surrendering Shares subject to the Option, or any Option previously granted by the Company to the Optionee or otherwise.

No Cash. Notwithstanding any other provision of the Agreement or the Plan, the Optionee will not receive any amount of cash in lieu of a Share or fraction of a Share to which the Optionee would otherwise be entitled under the Option.

Manner of Exercise; Withholding. Notwithstanding anything to the contrary in the Agreement or the Plan, including Section 5.3(d) of the Plan, the Optionee may not satisfy the withholding tax obligations arising in connection with the exercise of any Option under the Plan by electing to have the Company withhold Shares otherwise issuable under the Option.

Definition of Cause for Ontario Employees. Notwithstanding anything else in the Plan or the Agreement (including Section 1.6 of the Agreement), for purposes of the Agreement for any Optionee whose employment with the Company and any of its Subsidiaries is governed by Ontario law, “Cause” shall mean conduct that constitutes wilful misconduct, disobedience or wilful neglect of duty that is not trivial and has not been condoned by the Optionee’s employer.

Definition of Cause for Québec Employees. Notwithstanding anything else in the Plan or the Agreement (including Section 1.6 of the Agreement), for purposes of the Agreement for any Optionee whose employment with the Company and any of its Subsidiaries is governed by Québec laws, “Cause” shall include, without limitation (i) any dishonest act such as theft, fraud, embezzlement or misappropriation of funds in connection with the Company or its directors, shareholders, clients, suppliers, sub-contractors, consultants or employees or any attempt to commit such a dishonest act; (ii) any breach of your duty of loyalty, any conflict of interest or behaviour that adversely affects the legitimate interests of the Company; (iii) non-compliance with the requirements or legitimate expectations of the Company, including as a result of voluntary or involuntary underperformance or incompetence; (iv) a breach of the conditions of this Agreement; (v) the refusal to follow the reasonable guidelines or instructions of the Company; (vi) a material breach of any policy, rule or procedure of the Company; or (vii) any other serious reason within the meaning of Article 2094 of the Civil code of Québec.

Definition of Disability. Notwithstanding anything else in the Plan or the Agreement (including Section 1.10 of the Agreement), “Disability” shall mean, subject to compliance with applicable human rights legislation, when, and only when, the Optionee suffers a physical or mental disability or infirmity that renders Optionee unable to perform the essential functions of the Optionee’s duties with or without reasonable accommodation for a continuous period of six (6) months or more.

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Termination of Employment. Notwithstanding anything else in the Plan or the Agreement (including Sections 1.31 and 1.32 of the Plan, Sections 3.1 and 3.3 of the Agreement or Section 1 of Addendum A), for purposes of the Agreement, the Optionee’s employment or service with the Company and its Subsidiaries shall be deemed to end on the date on which the Optionee ceases to be actively employed by the Company and any of its Subsidiaries, which term “actively employed” shall include any period for which the Optionee is deemed to be actively employed for purposes of applicable employment standards legislation, and shall exclude any other period of non-working notice of termination (including common law) or any period for which the Optionee receives pay in lieu of notice, severance pay or any other monies in relation to the cessation of employment are paid or otherwise required by applicable laws. The Company shall have the sole discretion to determine when the Optionee is no longer actively employed for purposes of the Agreement without reference to any other agreement, written or oral, including the Optionee’s contract of employment, if applicable.

Non-Competition for Non-Executive Ontario Employees. Notwithstanding anything else in the Plan or the Agreement (including Section 4.3 of the Agreement), for any Optionee whose employment by the Company and any of its Subsidiaries is governed by Ontario law, save and except any Optionee who is an executive (as defined in section 67.2(5) of the Ontario Employment Standards Act, 2000), the “Restricted Period” is the period of time in which the Optionee is an employee of the Company.

Securities Law Information.

For the purposes of compliance with National Instrument 45-106 Prospectus Exemptions (and in Québec, Regulation 45-106 respecting Prospectus exemptions), the prospectus requirement does not apply to a distribution by an issuer in a security of its own issue with an employee, executive officer, director or consultant of the issuer or a related entity of the issuer, provided the distribution is voluntary.

Shares acquired under the Plan are subject to certain restrictions on resale imposed by Canadian provincial and territorial securities laws, as applicable. Notwithstanding any other provision of the Plan to the contrary, any transfer or resale of any Shares acquired by the Optionee pursuant to the Plan must be in accordance with the resale rules under applicable Canadian provincial and territorial securities laws, including (a) Ontario Securities Commission Rule 72-503 Distributions Outside Canada (“72-503”), if the Optionee is a resident in the Province of Ontario; (b) National Instrument 45-102 Resale of Securities (and in Québec, Regulation 45-102 respecting Resale of securities, collectively “45-102”), if the Optionee is a resident in the Provinces of British Columbia, Nova Scotia, or Québec; and (c) Alberta Securities Commission Rule 72-501 Distributions to Purchasers Outside Alberta (“72-501”), if the Optionee is a resident in the Province of Alberta. In Ontario, the prospectus requirement does not apply to the first trade of Shares issued in connection with the Option, provided the conditions set forth in section 2.8 of 72-503 are satisfied. In British Columbia, Nova Scotia, and Québec, the prospectus requirement does not apply to the first trade of Shares issued in connection with the Option, provided the conditions set forth in section 2.14 of 45-102 are satisfied. In Alberta, the prospectus requirement does not

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apply to the first trade of Shares issued in connection with the Option, provided the conditions set forth in Section 2.10 of 72-501 are satisfied. In Manitoba, the prospectus requirement does not apply to the first trade of Shares issued in connection with the Option, provided the trade is not a “control distribution” as defined in section 1.1 of 45-102. The Shares acquired under the Plan may not be transferred or sold in Canada or to a Canadian resident other than in accordance with applicable provincial or territorial securities laws. The Optionee is advised to consult the Optionee’s legal advisor prior to any resale of Shares.

Data Protection. Section 2 of Addendum A to the Agreement is replaced in its entirety with the following paragraphs.

3. Data Protection.

a. In order to facilitate the Optionee’s participation in the Plan and the administration of the Option, it will be necessary for contractual and legal purposes for the Company and its Subsidiaries (or its payroll administrators) to collect, hold and process certain personal information and sensitive personal information about the Optionee (the “Data”) (including, without limitation, the Optionee’s name, home address, telephone number, date of birth, nationality, social insurance or other identification number and job title and details of the Option and other awards granted, cancelled, exercised, vested, unvested or outstanding and Shares held by the Optionee). The Optionee consents explicitly, willingly, and unambiguously to the Company and its Subsidiaries (or its payroll administrators) collecting, holding and processing the Data and transferring this Data (in electronic or other form, to the extent necessary) by and among, as applicable, the Company and its Subsidiaries and any third party service provider assisting in the implementation, administration and management of the Plan, including legal, finance and accounting, stock plan administrators, information technology and human resources or similar consultants and advisors (“Third Party Service Providers”) (collectively, the “Data Recipients”) insofar as is reasonably necessary to implement, administer and manage the Plan and the Option. The Optionee authorizes the Data Recipients to receive, possess, use, retain and transfer the Data for the purposes of implementing, administering and managing the Plan and the Option. The Optionee understands that the Data may be transferred to a broker or Third Party Service Provider as may be selected by the Company in the future which is assisting the Company with the implementation, administration and management of the Plan. The Optionee understands that the Data Recipients may be located in the United States or elsewhere, and that the recipient’s country may have a lower standard of data privacy laws and protections than the Optionee’s country. In connection therewith, it is possible that personal data may be disclosed to governments, courts or law enforcement or regulatory agencies in that other country in accordance with the laws of that country.

b. The Data Recipients will treat the Data as private and confidential and will not disclose such data for purposes other than the management and administration of the Plan and the Option and will take reasonable measures to keep the Data private, confidential, accurate and current. The Optionee understands that the Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan. Internal access to Data is strictly limited to those employees who have a need to know such Data in the performance of their duties.

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c. Subject to limitations under applicable law, the Optionee understands that the Optionee may, at any time, make a request to view the Data, require any necessary corrections to it or withdraw the consents herein in writing by contacting the Company and that these rights are subject to legal restrictions but acknowledges that without the use of such Data it may not be practicable for the Company to administer the Optionee’s involvement in the Plan in a timely fashion or at all and this may be detrimental to the Optionee and may result in the possible exclusion of the Optionee from continued participation with respect to the Option or any future awards under the Plan.

Additional Provisions Applicable to Optionees Resident in Quebec.

Language Consent

The parties have expressly decided to be bound by the English version of this Agreement after having examined its French version. Les parties ont expressément convenu d’être liées par la version anglaise de cette entente après avoir examiné sa version française.

Data Protection

The following provision supplements the Data Protection section above in this Addendum A:

The Optionee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information, including Optionee data, from all personnel, professional or not, involved in the administration and operation of the Plan. The Optionee further authorizes the Company and the Committee, to disclose and discuss the Plan with their advisors, which may involve the disclosure of Optionee data, to the extent necessary for the administration and operation of the Plan. The Optionee further authorizes the Company to record such information and to keep such information in the Optionee’s employee file.

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